EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie – Vice President	Mark Plungy – Senior Manager
Investor Relations	Corporate Communications
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA ANNOUNCES 2007 RESULTS

San Jose, Calif., January 31, 2008 — Altera Corporation (NASDAQ: ALTR) today announced 2007 sales of $1.26 billion, down 2 percent compared with $1.29 billion in 2006. New product sales increased 65 percent. Net income for 2007 was $290.0 million, $0.82 per diluted share, versus net income of $323.2 million, $0.88 per diluted share, in 2006.

Fourth quarter sales were $323.2 million, up 2 percent from the fourth quarter of 2006 and up 2 percent from the third quarter of 2007. Fourth quarter net income was $65.5 million, $0.20 per diluted share, down from net income of $99.9 million, $0.27 per diluted share, in the fourth quarter of 2006. Fourth quarter 2007 results include a previously announced $5.2 million pretax restructuring charge.

Altera repurchased 58.0 million shares of its common stock during 2007 at a cost of $1.2 billion, with 26.0 million shares repurchased during the fourth quarter at a cost of $509.3 million. Altera ended the quarter with $1.0 billion in cash and short-term investments.

Altera’s board of directors has declared a quarterly cash dividend of $0.04 per share payable on March 3, 2008 to shareholders of record on February 11, 2008.

“This was a challenging yet productive year for Altera. Although softer demand led to a disappointing sales year, we are very pleased to have our 65-nm FPGAs shipping and being well received by our customers. This newest generation of FPGAs, with industry-leading low-power and superior performance, extends the innovation advantages which are the basis of our strong competitive position,” said John Daane, president, chief executive officer, and chairman of the board. “In addition to these and other new device introductions, our newest software and intellectual property offerings round out a substantial year of Altera innovation. We also took major steps to lower operating expense in 2007, and we will do so again in 2008. In 2007 we initiated our first quarterly dividend and a significant increase in our share repurchase plan to return additional value to shareholders.”

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Several recent accomplishments mark the company’s continuing progress.

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Altera is now shipping the industry’s highest density FPGA, the Stratix® III EP3SL340 device which delivers power, performance, and compile-time benefits to Altera’s customers. The EP3SL340 provides a 25 percent performance advantage over competing high-density FPGAs and leverages Altera’s Programmable Power Technology to deliver 29 percent lower power consumption. Altera’s Quartus® II software delivers significant productivity benefits for Stratix III customers compared to competing offerings, including superior system level design tools and faster compile times. The unmatched combination of low power, high performance, and high density make the Stratix III family an ideal solution for a broad range of applications in a variety of end markets, including communications, computer and storage, and military/aerospace.

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Altera introduced the new, zero power MAX® IIZ CPLD family to address the increasing system complexity of high volume portable applications. Targeted towards ultra high volume, power-sensitive systems, the new CPLD leverages the architectural advantages of the MAX II family to offer a denser, higher IO count and lower power solution for portable applications markets.

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All eight members of the low-cost Cyclone® III FPGA family, the industry’s first and only low-cost 65-nm FPGAs, are now shipping in production quantities. Cyclone III devices are designed for the power-conscious and cost-conscious systems engineer. Consuming 75 percent less power than competing FPGAs, the Cyclone family offers an unprecedented combination of power, functionality, and low cost. First introduced in March 2007, Cyclone III devices have been quickly adopted into numerous systems in the wireless, military, display, automotive and industrial markets.

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Altera’s Nios® II processor core remains the FPGA industry’s most widely used processor core based on design starts, as confirmed by a recent report from market research firm Gartner. Altera’s Nios II processor core is a configurable 32-bit FPGA-based soft microprocessor. Since its introduction, Altera has shipped over 20,000 Nios II development kits. More than 5,000 customers worldwide, including the world’s largest electronics OEMs, have adopted Nios II embedded processors into their products.

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Altera’s Quartus II software has received EDN China’s 2007 Innovation Award, which honors the products and technologies that are widely accepted and used throughout the electronics industry. This leading award validates the high regard enjoyed by Altera’s development software in the Chinese electronics industry. Altera’s Quartus II software productivity leadership amplifies the value of Altera’s device leadership. With the release of the newest Quartus II software version 7.2, Altera customers can enjoy a compile time advantage three times that of competing high-end 65-nm FPGAs.

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Business Outlook for the First Quarter 2008

Sequential Sales Growth	Flat to up 2%

Gross Margin	64% - 65%

Research and Development	$65 million

SG&A	$65 million

Other Income	$7 million

Tax Rate	16% - 17%

Conference Call and Quarterly Update:

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the first quarter of 2008. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s first quarter business update will be issued in a press release available after the market close on March 3, 2008.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in the Business Outlook section of this press release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, vertical market mix, market acceptance of the company’s products, product introduction schedules, the rate of growth of the company’s new products including the Arria™ GX, Cyclone II, Cyclone III, Stratix II, Stratix III, Stratix II GX, MAX II and HardCopy® device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are

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posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED			YEAR ENDED
	December 28 2007	September 28 2007	December 29 2006	December 28 2007	December 29 2006
Net sales	$323,167	$315,783	$317,392	$1,263,548	$1,285,535
Cost of sales	116,051	114,369	107,007	448,025	427,975

Gross margin	207,116	201,414	210,385	815,523	857,560

Operating expenses (1):
Research and development	72,705	71,350	58,355	265,581	248,720
Selling, general, and administrative	69,280	66,062	73,994	274,989	307,765

Total operating expenses	141,985	137,412	132,349	540,570	556,485

Income from operations	65,131	64,002	78,036	274,953	301,075
Interest and other, net	11,397	16,180	18,842	62,675	58,595

Income before income taxes	76,528	80,182	96,878	337,628	359,670
Provision (benefit) for income taxes	11,051	11,225	(2,984)	47,605	36,434

Net income	$65,477	$68,957	$99,862	$290,023	$323,236

Net income per share:
Basic	$0.20	$0.20	$0.28	$0.84	$0.90

Diluted	$0.20	$0.20	$0.27	$0.82	$0.88

Shares used in computing per share amounts:
Basic	328,084	343,127	362,569	345,382	361,096

Diluted	331,807	352,625	368,448	351,906	367,372

Cash dividends declared per common share	$0.04	$0.04	$—	$0.12	$—

Tax rate	14.4%	14.0%	-3.1%	14.1%	10.1%
% of Net sales:
Gross margin	64.1%	63.8%	66.3%	64.5%	66.7%
Research and development	22.5%	22.6%	18.4%	21.0%	19.3%
Selling, general, and administrative	21.4%	20.9%	23.3%	21.8%	23.9%
Income from operations (Operating margin)	20.2%	20.3%	24.6%	21.8%	23.4%
Net income	20.3%	21.8%	31.5%	23.0%	25.1%

Note:

(1) Includes restructuring expenses as follows:

Research and development	$1,767	$—	$—	$1,767	$—
Selling, general, and administrative	$3,472	$—	$—	$3,472	$—

Total	$5,239	$—	$—	$5,239	$—

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 28 2007	September 28 2007	December 29 2006
Assets
Current assets:
Cash and short-term investments	$1,021,379	$1,109,027	$1,363,747
Accounts receivable, net	198,889	181,070	93,263
Inventories	74,110	84,983	78,477
Deferred compensation plan assets	74,768	73,794	69,378
Deferred income taxes and other current assets	164,942	149,822	146,187

Total current assets	1,534,088	1,598,696	1,751,052
Long-term investments	—	102,914	256,563
Property and equipment, net	169,850	176,949	178,363
Deferred income taxes and other assets, net	65,980	66,287	47,282

	$1,769,918	$1,944,846	$2,233,260

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$134,450	$145,618	$243,727
Deferred compensation plan obligations	74,768	73,794	69,378
Deferred income and allowances on sales to distributors	280,440	269,513	298,078

Total current liabilities	489,658	488,925	611,183
Income taxes payable non-current	152,010	149,512	—
Long-term credit facility	250,000	—	—
Other non-current liabilities	16,800	13,790	13,916
Stockholders’ equity	861,450	1,292,619	1,608,161

	$1,769,918	$1,944,846	$2,233,260

Key Ratios & Information
Current Assets/Current Liabilities	3:1	3:1	3:1
Liabilities/Equity	1:1	1:2	1:3
Annualized YTD Return on Equity	21%	20%	23%
Quarterly Depreciation Expense	$7,693	$8,093	$7,133
Quarterly Capital Expenditures	$9,545	$2,723	$10,692
Annualized Net Sales per Employee	$473	$468	$506
Number of Employees	2,651	2,717	2,654
Inventory MSOH (a): Altera	1.9	2.2	2.2
Inventory MSOH (a): Distribution	1.1	1.1	1.3
Days Sales Outstanding	56	52	27

(a)	MSOH: Months Supply On Hand

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

				Quarterly Growth Rates		Year ending		Annual Growth Rate
	Q4’07	Q3’07	Q4’06	Q-Q	Y-Y	2007	2006
Geography
North America	24%	22%	22%	12%	10%	22%	24%	-9%

Asia Pacific	34%	34%	31%	3%	14%	34%	27%	21%
Europe	23%	24%	26%	-6%	-12%	24%	26%	-7%
Japan	19%	20%	21%	0%	-7%	20%	23%	-15%

International	76%	78%	78%	0%	0%	78%	76%	1%

Total	100%	100%	100%	2%	2%	100%	100%	-2%

Product Category
New	37%	35%	24%	9%	56%	32%	19%	65%
Mainstream	27%	29%	32%	-5%	-14%	30%	35%	-15%
Mature & Other	36%	36%	44%	2%	-16%	38%	46%	-19%

Total	100%	100%	100%	2%	2%	100%	100%	-2%

Market Segment
Communications	41%	40%	39%	4%	5%	40%	42%	-6%
Industrial	34%	33%	35%	6%	0%	35%	34%	1%
Consumer	16%	18%	15%	-8%	7%	16%	14%	13%
Computer & Storage	9%	9%	11%	2%	-11%	9%	10%	-11%

Total	100%	100%	100%	2%	2%	100%	100%	-2%

FPGAs and CPLDs
FPGA	71%	70%	71%	4%	3%	71%	71%	-1%
CPLD	19%	19%	19%	-1%	-1%	19%	19%	-5%
Other	10%	11%	10%	-1%	1%	10%	10%	3%

Total	100%	100%	100%	2%	2%	100%	100%	-2%

Product Category Description

Category	Products
New	Stratix II, Stratix III, Stratix II GX, Arria GX, Cyclone II, Cyclone III, MAX II, HardCopy and HardCopy II

Mainstream	Stratix, Stratix GX, Cyclone, and MAX 3000A

Mature & Other	Classic, MAX 7000, MAX 7000A, MAX 7000B, MAX 7000S, MAX 9000, FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, FLEX 10KE, APEX 20K, APEX 20KE, APEX 20KC, APEX II, ACEX 1K, Mercury, Excalibur, configuration and other devices, intellectual property cores, and software and other tools

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